Exhibit (h)(4)

BLACKROCK PRIVATE CREDIT FUND

AMENDED AND RESTATED DISTRIBUTION AND SERVICING PLAN

Effective Date: February 27, 2024

WHEREAS, BlackRock Private Credit Fund, a Delaware statutory trust (the “Fund“), has adopted a Distribution and Servicing Plan in conformity with Rule 12b-1 (the “Rule“) under the Investment Company Act of 1940, as amended (the “1940 Act“), with respect to the various classes of shares (each, a “Class“) listed on Appendix A hereto, as amended from time to time, subject to the terms and conditions set forth herein.

WHEREAS, on June 28, 2022, the U.S. Securities and Exchange Commission (the “SEC“) granted exemptive relief (the “Exemptive Relief“) to the Fund and certain other named applicants permitting the issuance by the Fund and certain other BlackRock funds entitled to rely on the Exemptive Relief (the “Periodic Repurchase Funds”) of multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads (“CDSCs“). 1 The Fund may rely on the Exemptive Relief as a Periodic Repurchase Fund thereunder to offer multiple classes of its common shares of beneficial interest in accordance with Rule 18f-3 of the 1940 Act. The Fund currently offers three classes of common shares designated as the Institutional Shares, Class D Shares and Class S Shares. The Fund may in the future register other classes of common shares.

WHEREAS, prior to the initial issuance of Class D Shares or Class S Shares by the Fund, the Fund desires to amend and restate the Distribution and Servicing Plan (the amended and restated Distribution and Servicing Plan is referred to herein as the “Plan”).

The Service Fees (as defined herein) payable pursuant to the Plan are fees payable for the administration and servicing of shareholder accounts, as more fully described in Section 2 below, and not costs which are primarily intended to result in the sale of the Fund’s shares and which would require approval pursuant to the Rule.

Although not otherwise subject to the Rule, as a condition to reliance on the Exemptive Relief, the Fund must comply with the provisions of the Rule as if they applied to the Fund.

1.	Distribution Fees

(a)	Pursuant to the Plan, the Fund may pay to (i) the Distributor of its shares, BlackRock Investments, LLC, (the “Distributor“), and/or (ii) its affiliates (collectively, “BlackRock“), with respect to and at the expense of each Class listed on Appendix A hereto, a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the “Distribution Fee“).

[1]	SEC Release No. IC-34639 (June 28, 2022).

(b)	Payments of the Distribution Fee under the Plan shall be used primarily to compensate the Distributor for distribution services and sales support services provided, and/or to BlackRock for sales support services provided, respectively, in connection with the offering and sale of shares of the applicable Class, and to reimburse the Distributor and/or BlackRock for related expenses incurred, including payments by the Distributor and/or BlackRock to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents“), for sales support services provided and related expenses incurred by such Selling Agents. The services and expenses described in this Section 1(b) may include, but are not limited to, the following: (i) providing information about the Fund; (ii) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and other mass media advertising; (iii) the preparation, printing and distribution of prospectuses, statements of additional information, and reports (other than prospectuses, statements of additional information or reports used for regulatory purposes or for distribution to existing shareholders); (iv) the preparation, printing and distribution of sales literature, including prospectuses and statements of additional information; (v) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing in order to assist investors in subscribing for shares and selecting dividend and other account options; (vi) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vii) expenses of Selling Agents in conducting initial and ongoing due diligence with respect to the Fund; (viii) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor, BlackRock or Selling Agents, attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (ix) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor, BlackRock or Selling Agents, attributable to distribution or sales support activities, as applicable; (x) the costs of administering the Plan; (xi) expenses of organizing and conducting sales seminars; and (xii) any other costs and expenses relating to distribution or sales support activities.

(c)	Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor or BlackRock) shall be permitted in accordance with applicable law. Payments of the Distribution Fee under Section 1 of the Plan may be made without regard to expenses actually incurred.

(d)	It is acknowledged that the Distributor, BlackRock and other parties that receive fees from the Fund may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with each Class out of its profits or any additional sources other than the Distribution Fee which are available to it.

2.	Service Fees

(a)	Pursuant to the Plan, the Fund shall pay, with respect to and at the expense of each Class listed on Appendix A hereto, a fee in respect of the provision of personal services to shareholders of such Class, as more fully described in Section 2(b) hereof (the “Service Fee“ and, together with the Distribution Fee, the “Shareholder Servicing and/or Distribution Fee”). The Fund shall determine the amount of the Service Fee to be paid to one or more brokers, dealers, other financial institutions or other industry professionals (including BlackRock) (collectively, “Service Agents“) and the basis on which such payments will be made. Payments to a Service Agent will be subject to compliance by the Service Agent with the terms of any related Plan agreement entered into by the Service Agent.

(b)	Payments of the Service Fee shall be used to compensate Service Agents for general shareholder liaison services provided with respect to shareholders in the related Class of the Fund, including, but not limited to, (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and tenders/repurchases of shares may be effected and certain other matters pertaining to the shareholders’ investments; (ii) receiving, aggregating and processing shareholder subscriptions; (iii) furnishing shareholder sub-accounting; (iv) providing and maintaining elective shareholder services such as wire transfer services; (v) communicating periodically with shareholders; (vi) acting as the shareholder of record and nominee for shareholders; (vii) maintaining accounting records for shareholders; (viii) answering questions and handling correspondence from shareholders about their accounts; (ix) issuing confirmations for transactions by shareholders; (x) performing similar account administrative services; (xi) providing such shareholder communications and recordkeeping services as may be required for any program for which a Service Agent is a sponsor that relies on Rule 3a-4 under the 1940 Act (i.e., a “wrap fee” program); and (xii) providing such other similar services as may reasonably be requested to the extent a Service Agent is permitted to do so under applicable statutes, rules, or regulations.

(c)	Payments of the Service Fee under Section 2 of the Plan may be made without regard to expenses actually incurred.

3.	Calculation and Payment of Shareholder Servicing and/or Distribution Fee

The amount of the Shareholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A hereto shall be calculated monthly in an amount equal to percentage per annum indicated on Appendix A of the aggregate net asset value of the applicable Class’s shares as of the beginning of the first calendar day of each month. The Shareholder Servicing and/or Distribution Fee shall be payable monthly in arrears. The Shareholder Servicing and/or Distribution Fee shall be calculated and paid separately for each Class.

4.	Approval of Plan

The Plan will become effective immediately, as to any Class, upon its approval by (a) a majority of the Board of Trustees (the “Board,” and each member thereof, a “Trustee“), including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Trustees“) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (b) with respect to Section 1 of the Plan only, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class if adopted after any public offering of the voting securities of that Class or the sale of such securities to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promotors.

5.	Continuance of the Plan

The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund’s Board in the manner described in Section 4(a) above.

6.	Additional Classes

The Plan shall become effective with respect to Classes not currently listed on Appendix A hereto upon obtaining the requisite approvals with respect to such Classes in accordance with Section 4 above.

7.	Termination

The Plan may be terminated at any time with respect to any Class by (a) a vote of a majority of the Trustees who are Independent Trustees and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class. The termination of the Plan with respect to any Class shall not result in the termination of the Plan with respect to any other Class.

8.	Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Distribution Fee described in Section 1 above with respect to such Class unless the amendment is approved by a vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class and otherwise complies with Rule 18f-3(d) under the 1940 Act or any successor provision as in effect at the time of such amendment. In addition, no material amendment to the Plan may be made unless approved by the Fund’s Board in the manner described in Section 4(a) above. The Board of Trustees may periodically approve charging an amount lower than the fees stated on Appendix A or waiving such fees, which shall not prevent the Fund from thereafter charging the full amount specified in Appendix A, provided appropriate disclosure of such fees is made in the Fund’s prospectus or other shareholder communication.

9.	Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Independent Trustees will be committed to the discretion of the Trustees then in office who are not “interested persons” (as so defined) of the Fund.

10.	Written Reports

While the Plan is in effect, the Fund’s Board shall receive, and the Trustees shall review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

11.	Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

12.	Portfolio Security Transactions

The Fund shall not:

(a)	Compensate a broker or dealer for any promotion or sale of shares of any Class of the Fund by directing to the broker or dealer: (i) the Fund’s portfolio securities transactions; or (ii) any remuneration, including, but not limited to, any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from the Fund’s portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer); or

(b)	Direct its portfolio securities transactions to a broker or dealer that promotes or sells shares of any Class of the Fund, unless the Fund (and any investment adviser to the Fund): (i) is in compliance with the provisions of paragraph (a) of this Section 12 with respect to the relevant broker or dealer; and (ii) has implemented, and the Board (including a majority of the Independent Trustees) has approved, policies and procedures reasonably designed to prevent:

(1)	The persons responsible for selecting brokers and dealers to effect the Fund’s portfolio securities transactions from taking into account the brokers’ and dealers’ promotion or sale of shares of any class of the Fund or any other registered investment company; and

(2)	The Fund (and any investment adviser and principal underwriter of the Fund, as applicable) from entering into any agreement (whether oral or written) or other understanding under which the Fund directs, or is expected to direct, portfolio securities transactions, or any remuneration described in clause (ii) of paragraph (a) of this Section 12, to a broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer) in consideration for the promotion or sale of shares issued by the Fund or any other registered investment company.

13.	Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the Fund has executed this Plan as of the date first above written on behalf of each Class listed on Appendix A hereto.

BLACKROCK PRIVATE CREDIT FUND

By:	/s/ Laurence D. Paredes
	Name:	Laurence D. Paredes
	Title:	Secretary

APPENDIX A TO DISTRIBUTION AND SERVICING PLAN

BLACKROCK PRIVATE CREDIT FUND

Shareholder Servicing and/or Distribution Fee
Class of Shares
Institutional Shares	None
Class D Shares	0.85%
Class S Shares	0.25%

Agreed to and accepted as of February 27, 2024.

BLACKROCK PRIVATE CREDIT FUND

By:	/s/ Laurence D. Paredes
	Name:	Laurence D. Paredes
	Title:	Secretary